SIXTH AMENDMENT TO
CREDIT AND SECURITY AGREEMENT

This SIXTH Amendment TO CREDIT AND SECURITY AGREEMENT (the “Amendment”), dated as of September 28, 2017, is entered into by and between GULFMARK ENERGY, INC., a Texas corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), acting through its Wells Fargo Business Credit operating division.
RECITALS
A.    The Borrower, certain other parties thereto, and Wells Fargo, are parties to that certain Credit and Security Agreement dated August 27, 2009 (as the same has been and may be amended, restated or modified from time to time, the “Credit Agreement”). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.
B.    SERVICE TRANSPORT COMPANY, a Texas corporation (“STC”), ADAMS RESOURCES & ENERGY, INC., a Delaware corporation (“ARE”; together with STC, the “Guarantors”) and certain other parties thereto, have each executed that certain Continuing Guaranty dated as of August 27, 2009 in favor of Wells Fargo.
C.    The Borrower has requested that certain amendments be made to the Credit Agreement, which Wells Fargo is willing to make pursuant to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:
ARTICLE I

Amendments to Credit Agreement

Section 1.1 Amendment to Section 1.1(b) of the Credit Agreement. Effective as of the date hereof, Section 1.1(b) of the Credit Agreement is amended and restated to read in its entirety as follows:

(b)	Expiration. No Letter of Credit shall be issued that has an expiry date that is later than the Maturity Date in effect on the date of issuance.
Section 1.2 Amendment to Section 1.6(h) of the Credit Agreement. Effective as of the date hereof, Section 1.6(h) of the Credit Agreement is amended and restated to read in its entirety as follows:

(h)
Letter of Credit Fees. The Companies shall jointly and severally pay a fee (the “Commission Fee”) with respect to each Letter of Credit issued by Wells Fargo of one and three-quarter percent (1.75%) per annum of the aggregate undrawn amount of the Letter of Credit (the “Aggregate Face Amount”) accruing daily from and including the date the Letter of Credit is issued until the date that it either expires or is returned, which shall be payable monthly in arrears on the first day of each month and on the date that the Letter of Credit either expires or is returned; and following an Event of Default, this fee shall increase to five and one-quarter percent (5.25%) of the Aggregate Face Amount, commencing on the first day of the month in which the Default Period begins and continuing through the last day of such Default Period, or any shorter time period that Wells Fargo in its sole discretion may deem appropriate, without waiving any of its other rights and remedies.

Section 1.3 Amendment to Section 3.2 of the Credit Agreement. Effective as of the date hereof, Section 3.2 of the Credit Agreement is amended and restated to read in its entirety as follows:

3.2
Additional Conditions Precedent to All Letters of Credit. Wells Fargo’s obligation to issue any Letter of Credit shall be subject to the further additional conditions: (a) that the representations and warranties described in Exhibit D, as amended hereby, are correct on the date of the issuance of the Letter of Credit, except to the extent that such representations and warranties relate solely to an earlier date; (b) that no event has occurred and is continuing, or would result from the requested issuance of the Letter of Credit that would result in an Event of Default; and (c) notwithstanding anything to the contrary set forth in Section 5.1, the Companies shall have delivered all financial statements, collateral reports, borrowing base reports, tax reports, and contract and hedging positions for the month most recently ended for which such reporting information is available.

Section 1.4 Amendment to Section 5.1 of the Credit Agreement. Effective as of the date hereof, the subclauses (b), (c), (d), (e), (f) and (g) of Section 5.1 of the Credit Agreement are amended and restated to read in their entirety as follows:

(b)
Monthly Financial Statements. No later than 30 days after the end of each month (so long as no Reporting Trigger Threshold Event has occurred and continuing for a full calendar month and subject to Section 3.2, in which case, no later than 30 days after the end of each fiscal quarter), a balance sheet, income statement, and statement of retained earnings prepared by the Parent for that month or fiscal quarter, as applicable, and for the year-to-date period then ended, prepared on a consolidated and consolidating basis to include the Parent’s Affiliates (including without limitation, the Companies and the Guarantors), and stating in comparative form the figures for the corresponding date and periods in the prior fiscal year, subject to year-end adjustments. The financial statements shall be accompanied by a Compliance Certificate in the form of Exhibit E that is signed by the Parent’s chief financial officer.

(c)
Collateral Reports. No later than (i) 30 days after each month end (or more frequently if Wells Fargo shall request it), or (ii) so long as no Reporting Trigger Threshold Event has occurred and continuing for a full calendar month and subject to Section 3.2, 30 days after each fiscal quarter end, detailed agings of each Company’s accounts receivable and accounts payable, a general ledger trial balance for each Company, the first purchaser report for each Company, and any other documents deemed appropriate by Wells Fargo, in its reasonable discretion as of the end of that month or fiscal quarter, as applicable, or shorter time period requested by Wells Fargo.

(d)
Borrowing Base Reports. No later than (i) the 28th day of each month (or more frequently if Wells Fargo shall request it), or (ii) so long as no Reporting Trigger Threshold Event has occurred and continuing for a full calendar month and subject to Section 3.2, 30 days after each fiscal quarter end, (A) detailed calculation of each Company’s Accounts and Eligible Accounts, as of the end of such current month or fiscal quarter, as applicable, or shorter time period reasonably requested by Wells Fargo, and (B) projections of each Company’s Accounts and Eligible Accounts for the current month and the following month.

(e)
Monthly Tax Report. No later than (i) 30 days after each month and (or more frequently if Wells Fargo shall request it), or (ii) so long as no Reporting Trigger Threshold Event has occurred and continuing for a full calendar month and subject to Section 3.2, 30 days after each fiscal quarter end, a detailed list of all taxes due (including excise and royalty payments), the last payment date, and a certification signed by each Company’s chief financial officer that such taxes are current.

(f)
Contracts and Hedge Positions. No later than (i) 30 days after each month end (or more frequently if Wells Fargo shall request it), or (ii) so long as no Reporting Trigger Threshold Event has occurred and continuing for a full calendar month and subject to Section 3.2, 30 days after each fiscal quarter end, a detailed list of each Company’s contracts and current hedge positions and detailed information regarding any material deviation from any Company’s stated policies and procedures regarding hedging.

(g)
Litigation. No later than three days after discovery, a Record notifying Wells Fargo of any litigation or other proceeding before any court or governmental agency which seeks a monetary recovery against any Company in excess of $100,000.

Section 1.5 Amendment to Section 5.2 of the Credit Agreement. Effective as of the date hereof, the first sentence of Section 5.2 of the Credit Agreement is amended and restated to read in its entirety as follows:

5.2
Financial Covenants. The Companies agree to comply with the financial covenants described below during each testing period below if at any time during such testing period an FC Trigger Threshold Event has occurred and continuing for a full calendar month, which financial covenants shall be calculated using GAAP consistently applied, except as they may be otherwise modified by the following capitalized definitions:

Section 1.6 Amendment to Section 5.3(a) of the Credit Agreement. Effective as of the date hereof, Section 5.3(a) of the Credit Agreement is amended and restated to read in its entirety as follows:

(a)
Other Liens; Permitted Liens. No Company shall create, incur or suffer to exist any Lien upon any of its assets, now owned or later acquired, as security for any indebtedness, with the exception of the following (each a “Permitted Lien”; collectively, “Permitted Liens”): (i) In the case of real property, covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with such Company’s business or operations as presently conducted; (ii) Liens in existence on the date of this Agreement that are described in Exhibit F and secure indebtedness for borrowed money permitted under Section 5.4; (iii) the Security Interest and Liens created by the Security Documents; (iv) Purchase money Liens on Equipment relating to the acquisition of such Equipment and Liens on Equipment subject to a Capital Lease, in each case not exceeding the lesser of cost or fair market value not to exceed $5,000,000 for any one asset purchase or lease and so long as no Default Period is then in existence and none would exist immediately after such acquisition or lease; (v) Liens on Commodity Swap Agreements or funds deposited in connection therewith permitted under Section 5.4(f); (vi) Liens on amounts deposited with customers of a Company as permitted in Section 5.6(f); (vii) financing statements filed in connection with operating lease transactions for Equipment; (viii) statutory Liens on crude oil securing obligations that are not yet due and are incurred in the ordinary course of business; and (ix) Liens on amounts deposited with insurers in connection with liability insurance policies and workers’ compensation insurance policies obtained to cover the transportation business of a Company.

Section 1.7 Amendment to Section 5.4 of the Credit Agreement. Effective as of the date hereof, Section 5.4 of the Credit Agreement is amended and restated to read in its entirety as follows:

5.4
Indebtedness. No Company shall incur, create, assume or permit to exist any indebtedness or liability on account of deposits or letters of credit issued on such Company’s behalf, or advances or any indebtedness for borrowed money of any kind, whether or not evidenced by an instrument, except: (a) Indebtedness described in this Agreement; (b) indebtedness of such Company described in Exhibit F; (c) indebtedness secured by Permitted Liens (including without limitation, Capitalized Lease Obligations secured by Liens permitted under Section 5.3(a)(iv)); (d) trade accounts payable of such Company arising in the ordinary course of business that are not past due by more than 90 days unless being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (e) all operating lease obligations of such Company; and (f) indebtedness incurred under Commodity Swap Agreements of the type traded in the New York Mercantile Exchange, Inc. so long as (i) such Commodity Swap Agreements are incurred in the ordinary course of business and consistent with such Company’s past practices and (ii) no Default is in existence or would result therefrom when such Commodity Swap Agreements are executed and delivered.

Section 1.8 Amendment to Section 5.9(c) of the Credit Agreement. Effective as of the date hereof, Section 5.9(c) of the Credit Agreement is amended and restated to read in its entirety as follows:

(c)
Collateral Exams and Inspections. Each Company shall permit Wells Fargo’s employees, accountants, attorneys or other Persons acting as its agent, to examine and inspect any Collateral or any other property of such Company no more than one time each calendar year during business hours (so long as no FC Trigger Threshold Event has occurred and continuing for a full calendar month and subject to Section 3.2 or any Event of Default has occurred and is continuing, in which case Wells Fargo may in its sole discretion conduct additional examinations and inspections at any time during ordinary business hours).

Section 1.9 Amendment to Section 5.11(b) of the Credit Agreement. Effective as of the date hereof, Section 5.11(b) of the Credit Agreement is amended and restated to read in its entirety as follows:

(b)
OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Each Company will implement and maintain in effect policies and procedures designed to promote and achieve compliance by such Company and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with applicable Sanctions, Anti‑Corruption Laws and Anti‑Money Laundering Laws, and each Company, its respective Subsidiaries, their respective officers and employees and, to the knowledge of each Company, such Company’s directors, agents and Affiliates, are in compliance with all applicable Sanctions, Anti‑Corruption Laws and Anti‑Money Laundering.

Section 1.10 Additions to Section 7 of the Credit Agreement. Effective as of the date hereof, new Sections 7.9 and 7.10 are added to the end of Section 7 of the Credit Agreement to read in their entirety as follows:

7.9	Additional Costs.

(a)
Capital Requirements. Each Company will pay Wells Fargo, within 10 days of demand, for Wells Fargo’s costs or losses arising from any Change in Law which are allocated to this Agreement or any credit outstanding under this Agreement. The allocation will be made as determined by Wells Fargo, using any reasonable method. The costs include, without limitation, (i) any reserve or deposit requirements (excluding any reserve requirement already reflected in the calculation of the interest rate in this Agreement); and (ii) any capital requirements relating to Wells Fargo’s assets and commitments for credit. “Change in Law” means the occurrence, after the date of this Agreement, of the adoption or taking effect of any new or changed law, rule, regulation or treaty, or the issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued in connection with that Act, and (y) all requests, rules, guidelines or directives promulgated by Wells Fargo for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States regulatory authorities, in each case pursuant to Basel III, will in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

(b)
Illegality; Impractibility; Increased Costs. In the event that (i) any change in market conditions or any Change in Law shall, in the reasonable opinion of Wells Fargo, make it unlawful or impractical for Wells Fargo to fund or maintain extensions of credit with interest based upon Daily Three Month LIBOR or to continue to so fund or maintain, or to determine or charge interest rates based upon Daily Three Month LIBOR, or (ii) Wells Fargo determines that the interest rate based on the Daily Three Month LIBOR will not adequately and fairly reflect the cost to Wells Fargo of maintaining L/C Obligations or issuing Letters of Credit at the interest rate based upon Daily Three Month LIBOR, Wells Fargo will give notice of such changed circumstances to each Company and (a) interest on the principal amount of such extensions of credit will then accrue interest at a rate equal to 5.25% per annum, and (b) no Company will be entitled to elect Daily Three Month LIBOR until Wells Fargo determines that the conditions described in clauses (i) and (ii) no longer exist

7.10
Patriot Act; Due Diligence. Wells Fargo hereby notifies the Companies that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Company and its Subsidiaries, which information includes the name and address of each Company and its Subsidiaries and other information that will allow Wells Fargo to identify each Company and its Subsidiaries in accordance with the Patriot Act. In addition, Wells Fargo shall have the right to periodically conduct due diligence on all Companies, their Subsidiaries, their senior management and key principals and legal and beneficial owners to the extent required to comply with the requirements of the Patriot Act. Each Company agrees to cooperate in respect of the conduct of such due diligence and further agrees that the reasonable and documented costs and charges for any such due diligence by Wells Fargo shall constitute Wells Fargo’s expenses under Section 7.7 and be for the account of Borrowers.

Section 1.11 Amendment to Exhibit A to Credit Agreement. Effective as of the date hereof, the following definition appearing on Exhibit A to the Credit Agreement is amended and restated to read in its entirety as follows:

“Daily Three Month LIBOR” means, for any day the rate per annum for United States dollar deposits determined by Wells Fargo for the purpose of calculating the effective interest rate for loans that reference Daily Three Month LIBOR as the Inter-Bank Market Offered Rate in effect from time to time for the 3 month delivery of funds in amounts approximately equal to the principal amount of such loans (and if such rate is below zero, the Daily Three Month LIBOR shall be deemed to be zero). The Companies understand and agree that Wells Fargo may base its determination of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Wells Fargo, in its discretion, deems appropriate, including but not limited to the rate offered for U.S. dollar deposits on the London Inter-Bank Market. When interest is determined in relation to Daily Three Month LIBOR, each change in the interest rate will become effective each Business Day that Wells Fargo determines that Daily Three Month LIBOR has changed.
“Maturity Date” is August 30, 2019.
“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
Section 1.12 Additions to Exhibit A to Credit Agreement. Effective as of the date hereof, the following definitions are added to Exhibit A to the Credit Agreement in alphabetical order to read in their entirety as follows:

“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Company or any of its Subsidiaries or Affiliates is located or is doing business.
“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Company or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.
“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; provided, that for purposes of this Agreement, all leases of a Company and its Subsidiaries accounted for as capital leases solely as a result of GAAP after giving effect to ASC 840 or ASC 842 shall not constitute Capital Leases hereunder.
“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.
“FC Trigger Threshold Event” means at any time the L/C Amount equals or exceeds the greater of (a) Twelve Million Dollars ($12,000,000) or (b) 50% of the Borrowing Base.
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, county, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

“Reporting Trigger Threshold Event” means at any time the L/C Amount equals or exceeds Zero Dollars ($0).
“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.
“Sanctioned Person” means, at any time, (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any relevant Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.
“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by the OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, or (e) any other governmental authority with jurisdiction over Wells Fargo or any Company or any of their respective Subsidiaries or Affiliates.
Section 1.13 Amendments to Exhibit D to Credit Agreement. Effective as of the date hereof, Exhibit D to the Credit Agreement is hereby amended:

(a)	to delete all references to ARM (Adams Resources Marketing, Ltd.), Adams Resources Marketing GP, Inc., and Adams Resources Marketing II, Inc.;

(b)	to change the address of Gulfmark Energy, Inc. to 17 S. Briar Hollow Lane, Suite 100, Houston, TX 77027; and

(c)	by amending and restating subsection (g) thereof to read as follows:

(g)
Litigation. There are no actions, suits or proceedings pending or, to such Company’s knowledge, threatened against or affecting such Company or any of its Subsidiaries or the properties of such Company or any of its Subsidiaries before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could reasonably be expected to result in a final judgment or judgments against such Company or any of its Subsidiaries in an amount in excess of $1,000,000, apart from those matters specifically disclosed to Wells Fargo in writing. Without limiting the foregoing, the Company is involved in various actions, suits and proceedings in the ordinary course of business; however, as of September 28, 2017, there are no actions, suits or proceedings that have a high probability of settling and are reasonably estimable in an amount in excess of $100,000.

Section 1.14 Addition to Exhibit D to Credit Agreement. Effective as of the date hereof, a new subsection (q) is added to the end of Exhibit D to the Credit Agreement to read in its entirety as follows:

(q)
OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. No Company or any of its Subsidiaries is in violation of any Sanctions. No Company or any of its Subsidiaries nor, to the knowledge of such Company, any director, officer, employee, agent or Affiliate of such Company or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Companies and its Subsidiaries has implemented and maintains in effect policies and procedures designed to promote and achieve compliance with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Companies and its Subsidiaries, and to the knowledge of each such Company, each director, officer, employee, agent and Affiliate of each such Company and each such Subsidiary, is in compliance with all applicable Sanctions, Anti-Corruption Laws and Anti Laundering Laws. No proceeds of any Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti Money Laundering Law by any Person (including Wells Fargo or other individual or entity participating in any transaction).

Section 1.15 No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

ARTICLE II

Amendment Fee
Section 2.1 Amendment Fee. The Borrower shall pay to Wells Fargo as of the date hereof a fully earned, non-refundable fee in the amount of $20,000 in consideration of Wells Fargo’s execution and delivery of this Amendment.
ARTICLE III

Conditions Precedent

Section 3.1 Conditions Precedent. This Amendment shall be effective when Wells Fargo shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to Wells Fargo in its sole discretion:

(a)	This Amendment duly executed by the Borrower, the Guarantors and Wells Fargo.

(b)
A Certificate of the Secretary of Borrower certifying as to (i) the resolutions of the board of directors of Borrower approving the execution and delivery of this Amendment, (ii) the fact that the articles of incorporation, bylaws or other charter documents of Borrower, which were certified and delivered to Wells Fargo pursuant to the Certificate of Authority of Borrower’s secretary or assistant secretary dated August 27, 2009 continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered, and (iii) certifying that the officers and agents of Borrower who have been certified to Wells Fargo, pursuant to the Certificate of Authority of such Person’s secretary or assistant secretary dated August 27, 2009, as being authorized to sign and to act on behalf of Borrower continue to be so authorized or setting forth the sample signatures of each of the officers and agents of Borrower authorized to execute and deliver this Amendment and all other documents, agreements and certificates on behalf of Borrower.

(c)	Payment of the fee described in Section 2.1.

(d)	Such other matters as Wells Fargo may reasonably require.

ARTICLE IV

Representations and Warranties; No Waiver

Section 4.1 Representations and Warranties. Borrower hereby represents and warrants to Wells Fargo as follows:

(a)
Borrower has all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder, and this Amendment and all such other agreements and instruments has been duly executed and delivered by Borrower and constitute the legal, valid and binding obligation of Borrower, enforceable in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and conveyance or similar laws of, general application relating to the enforcement of creditors’ rights and by general principles of equity.

(b)
The execution, delivery and performance by Borrower of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate or company action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to Borrower, or the articles of incorporation, by-laws or other charter documents of Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which Borrower is a party or by which it or its properties may be bound or affected.

(c)
All of the representations and warranties contained in Article 4 and Exhibit D of the Credit Agreement, as amended hereby, are correct in all material respects on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

Section 4.2 No Waiver. The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a consent to or waiver of any default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any Loan Document or other document held by Wells Fargo, whether or not known to Wells Fargo and whether or not existing on the date of this Amendment. All terms and provisions of, and all rights and remedies of Wells Fargo under, the Loan Documents shall continue in full force and effect are hereby confirmed and ratified in all respects.

ARTICLE V

Miscellaneous

Section 5.1 References. All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

Section 5.2 INDEMNIFICATION OF BANK. EACH OF THE BORROWER AND GUARANTORS HEREBY AGREES TO INDEMNIFY WELLS FARGO AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, ATTORNEYS, AFFILIATES, AND AGENTS (COLLECTIVELY, “RELEASED PARTIES”) FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) TO WHICH ANY OF THEM

MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (a) ANY AND ALL FAILURES BY BORROWER OR SUCH GUARANTOR TO COMPLY WITH ITS OR HIS AGREEMENTS CONTAINED IN THE LOAN DOCUMENTS, INCLUDING WITHOUT LIMITATION, THIS AMENDMENT, (b) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS PRIOR TO THE DATE HEREOF, (c) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS PRIOR TO THE DATE HEREOF, (d) ANY BREACH PRIOR TO THE DATE HEREOF BY BORROWER OR SUCH GUARANTOR OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AMENDMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS OR THIS AMENDMENT, OR (e) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION, OR OTHER PROCEEDING RELATING TO ANY OF THE FOREGOING (COLLECTIVELY, “RELEASED CLAIMS”). WITHOUT LIMITING ANY PROVISION OF THIS AMENDMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH ENTITY OR PERSON TO BE INDEMNIFIED UNDER THIS SECTION SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) ARISING OUT OF OR RESULTING FROM THE SOLE OR CONTRIBUTORY NEGLIGENCE OF SUCH ENTITY OR PERSON; PROVIDED HOWEVER, NO ENTITY OR PERSON SHALL BE INDEMNIFIED HEREUNDER FOR ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 5.3 WAIVER AND RELEASE. TO INDUCE WELLS FARGO TO AGREE TO THE TERMS OF THIS AMENDMENT, EACH OF THE BORROWER AND GUARANTORS REPRESENTS AND WARRANTS THAT AS OF THE DATE OF THIS AMENDMENT IT HAS NO CLAIMS AGAINST RELEASED PARTIES. WITHOUT LIMITING THE FOREGOING, EACH OF BORROWER AND GUARANTORS HEREBY:

(a)	WAIVER. WAIVES ANY AND ALL SUCH CLAIMS, WHETHER KNOWN OR UNKNOWN, ARISING PRIOR TO THE DATE OF THIS AMENDMENT; AND

(b)
RELEASE. RELEASES, ACQUITS AND FOREVER DISCHARGES RELEASED PARTIES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE STATE AND FEDERAL LAW, FROM ANY AND ALL OBLIGATIONS, INDEBTEDNESS, LIABILITIES, CLAIMS, COUNTERCLAIMS, CONTROVERSIES, COSTS, DEBTS, SUMS OF MONEY, ACCOUNTS, BONDS, BILLS, RIGHTS, CAUSES OF ACTION OR DEMANDS WHATSOEVER, WHETHER KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, IN LAW OR EQUITY, WHICH BORROWER OR SUCH GUARANTOR EVER HAD, NOW HAS, CLAIMS TO HAVE OR MAY HAVE AGAINST ANY RELEASED PARTY ARISING PRIOR TO THE DATE HEREOF AND FROM OR IN CONNECTION WITH THIS AMENDMENT, THE LOAN DOCUMENTS OR THE TRANSACTIONS DIRECTLY OR INDIRECTLY CONTEMPLATED THEREBY.

Section 5.4 Costs and Expenses. Borrower hereby reaffirms its agreement under Section 7.7 of the Credit Agreement. Without limiting the generality of the foregoing, Borrower specifically agrees to pay all fees and disbursements of counsel to Wells Fargo for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. Borrower hereby agrees that Wells Fargo may, at any time or from time to time in its sole discretion and without further authorization by Borrower, make a loan to Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.

Section 5.5 Counterparts. This Amendment and the Acknowledgment and Agreement of Guarantors may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument. Signatures transmitted by facsimile, email or other electronic medium shall be effective as originals.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

	WELLS FARGO BANK,		GULFMARK ENERGY, INC.
NATIONAL ASSOCIATION

By:	/s/ Ron M. Zieber	By:	/s/ Josh C. Anders
	Ron M. Zieber		Josh Anders
	Vice President		Chief Financial Officer

Sixth Amendment to Credit and Security Agreement - Signature Page

ACKNOWLEDGMENT AND AGREEMENT OF GUARANTORS
Each of the undersigned, each a guarantor of the indebtedness of GULFMARK ENERGY, INC., a Texas corporation (the “Borrower”), to Wells Fargo Bank, National Association (“Wells Fargo”), acting through its Wells Fargo Business Credit operating division, pursuant to that certain Continuing Guaranty dated as of August 27, 2009 (as the same has been or may have been amended, modified or restated from time to time, a “Guaranty”), hereby (i) acknowledges receipt of the foregoing Amendment; (ii) consents to the terms (including without limitation the release set forth in Section 5.3 of the Amendment) and execution thereof; (iii) reaffirms all obligations to Wells Fargo pursuant to the terms of the Guaranty; and (iv) acknowledges that Wells Fargo may amend, restate, extend, renew or otherwise modify the Credit Agreement and any indebtedness or agreement of Borrower, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under the Guaranty for all of Borrower’s present and future indebtedness to Wells Fargo.

GUARANTORS:

SERVICE TRANSPORT COMPANY

By:	/s/ Josh C. Anders
Josh Anders
Chief Financial Officer

ADAMS RESOURCES & ENERGY, INC.

By:	/s/ Josh C. Anders
Josh Anders
Chief Financial Officer

Sixth Amendment to Credit and Security Agreement - Signature Page